EXHIBIT 3.151
ARTICLES OF ORGANIZATION
OF
ROLLING HILLS HOSPITAL, LLC
     The undersigned, acting as Organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, as amended, Tennessee Code Annotated Sections 48249-101, et seq. (the “Act”), hereby adopts the following Articles of Organization (“the Articles”) for such limited liability company:
     1. Name. The name of the limited liability company (the “Company”) is: Rolling Hills Hospital, LLC.
     2. Registered Agent.
     (a) The complete address of the Company’s initial registered office in Tennessee is:
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
Williamson County
     (b) The name of the initial registered agent, to be located at the address listed in 2(a) is:
Rulon Briscoe.
     3. Principal Executive Office. The complete address of the Company’s principal executive office is:
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
Williamson County
     4. Form of Management. The Company shall be member managed.
     5. Duration. The period of duration of the Company shall be perpetual at which time the Company shall dissolve unless the Company is dissolved earlier pursuant to the provisions of its operating agreement or the Act.
     6. Indemnification Required. The Company shall indemnify any individual who is a “responsible person” within the meaning of TCA § 48-249-115(a)(6) to the full extent provided by TCA § 48-249-115.

     IN WITNESS WHEREOF, the undersigned person, acting as organizer, being duly authorized, executes the foregoing Articles for the purpose of filing and forming a limited liability company in accordance with the Act.
Dated: September 15, 2006

/s/ E. Brent Hill
E. Brent Hill, Esq.
Organizer

2